UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2015

CrossAmerica Partners LP
(Exact name of registrant as specified in its charter)

Delaware	001-35711	45-4165414
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

645 West Hamilton Street, Suite 500 Allentown, PA	18101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 625-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.     Completion of Acquisition or Disposition of Assets.
The general partner (the “General Partner”) of CrossAmerica Partners LP (the “Partnership”) (NYSE: CAPL), a publicly traded Delaware limited partnership, is owned and controlled by CST Brands, Inc. (“CST Brands”) (NYSE: CST), a publicly traded Delaware corporation. After the closing of the transactions described below, CST Brands owns approximately 15.67% of the common units representing limited partner interests in the Partnership.
On July 1, 2105, pursuant to a Fuel Supply Contribution Agreement (the “Fuel Contribution Agreement”), dated June 15, 2015, by and among the Partnership, CST Brands and CST Services LLC (“CST Services”), an indirect wholly owned subsidiary of CST Brands, the Partnership completed its previously announced acquisition of a 12.5% limited partner interest in CST Fuel Supply LP (“CST Fuel”) from CST Services in exchange for: (a) 3,303,208 common units representing limited partner interests in the Partnership (“Common Units”) and (b) cash in the amount of $17,527,610. The cash portion of the consideration was financed under the Partnership’s credit facility.
CST Fuel owns 100% of the issued and outstanding membership interests in CST Marketing and Supply LLC (“CSTMS”), which is a party to a fuel supply agreement with Valero Energy Corporation. CSTMS is also a party to a fuel distribution agreement with CST Services and certain subsidiaries of CST Services (such subsidiaries, the “Purchasers”), pursuant to which CSTMS, on an annual basis for at least 10 years from January 1, 2015, sells and delivers to the Purchasers no less than 1.57 billion gallons of branded and unbranded motor fuels at a fixed net margin of $0.05 per gallon for resale at retail sites operated by the Purchasers.
Also on July 1, 2015, pursuant to a Real Estate Contribution Agreement (the “NTI Contribution Agreement”), dated June 15, 2015, by and among CST Diamond Holdings LLC, Skipper Beverage Company, LLC, CST Shamrock Stations, Inc., CST Arizona Stations, Inc. and Big Diamond, LLC (collectively, the “CST Subsidiaries”), the Partnership, CST Brands and Lehigh Gas Wholesale Services, Inc., a wholly owned subsidiary of the Partnership (“LGWS”), the Partnership completed its acquisition of the membership interests in three newly formed entities (the “NTI Entities”) that hold the real property associated with 29 “new to industry” stores (the “NTIs”) from the CST Subsidiaries in exchange for: (a) 338,098 Common Units and (b) cash in the amount of $124,397,390, which was financed under the Partnership’s credit facility. Immediately after the closing, the Partnership contributed the membership interests in the NTI Entities to LGWS.
The NTI Entities have leased the real property associated with the NTIs back to certain subsidiaries of CST Brands, who will continue to operate the sites pursuant to a triple net lease at a lease rate of 7.5%. Each lease has a ten-year initial term and provides for additional renewal terms, subject to predetermined increases in the lease rate. Pursuant to a separate guaranty agreement, CST Brands guarantees the CST Subsidiaries’ payments under each lease.
The terms of the Fuel Contribution Agreement and the NTI Contribution Agreement were unanimously approved by the conflicts committee (the “Conflicts Committee”) of the board of directors of the General Partner. The Conflicts Committee, which is composed of the independent members of the board of directors of the General Partner, retained independent legal and financial advisors to assist in evaluating and negotiating the transaction. In approving the transaction, the Conflicts Committee determined that the transaction was fair to the Partnership and the holders of the Partnership’s common units (other than CST Brands and its affiliates) based in part on an opinion from its independent financial advisor that the consideration to be issued and paid by the Partnership is fair, from a financial point of view, to the holders of the Partnership’s common units (other than CST Brands and its affiliates).
Item 3.02.     Unregistered Sales of Equity Securities.
As discussed in Item 2.01 above, on July 1, 2015, the Partnership issued an aggregate of 3,641,306 Common Units to CST Services and the CST Subsidiaries in exchange for a 12.5% limited partner interest in CST Fuel and 100% of the membership interests in the NTI Entities. This issuance of Common Units will be made in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended.
Item 8.01.     Other Events.
On July 1, 2015, the Partnership completed its previously announced purchase of the 41 company-operated One Stop convenience store network based in Charleston, West Virginia, along with 4 commission agent sites, 9 dealer fuel supply agreements and one freestanding franchised quick service restaurant for approximately $42.0 million in cash, which was financed under the Partnership’s credit facility.
Of the 45 company-operated and commission agent sites, 30 are owned fee simple locations. Five of the company-operated locations have quick service restaurants. For the twelve month period ended December 31, 2014, the aggregate 54 sites sold approximately 36 million gallons of motor fuel primarily under the Marathon and Exxon fuel brands, and had approximately $40.5 million in inside sales.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CrossAmerica Partners LP
By:	CrossAmerica GP LLC
its general partner

By:	/s/ Clayton E. Killinger
	Name:	Clayton E. Killinger
	Title:	Executive Vice President and Chief Financial Officer

July 1, 2015